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FOR IMMEDIATE RELEASE: JANUARY 24, 1996

CONTACT:  Robert K. Bench                    Madeleine Franco
          Spire Technologies, Inc.           Jordan Richard Assoc.
          801-226-3355                       801-595-8611

            AMACAN RESOURCES CORPORATION AND SPIRE TECHNOLOGIES, INC.
                  ANNOUNCE SIGNING OF REORGANIZATION AGREEMENT


SALT LAKE CITY, UTAH -- Amacan Resources Corporation (NASDAQ: AMCN) ("Amacan") and Spire Technologies, Inc. ("Spire") today announced that, effective January 23, 1996, Amacan, together with the stockholders of Spire, have executed an Agreement and Plan of Reorganization pursuant to which Amacan is to acquire all the capital stock of Spire and Spire Technologies Systems Division, Inc. (collectively, the "Spire Companies") in exchange for 90 percent of the issued and outstanding capital stock of Amacan. The share exchange is subject to certain conditions, including approval by Amacan shareholders. Amacan's board of directors gave the Agreement and Plan of Reorganization its unanimous approval and recommendation to Amacan shareholders.
     The share exchange, if effected, will involve the following;
          - the issuance of 3,501,883 shares of Amacan Common Stock to the existing shareholders of the Spire Companies in exchange for all of the capital stock of the Spire Companies;
          - a one-for-seven reverse split of the shares of Amacan Common Stock issued and outstanding at the effective time of the share exchange;
          - Amacan's adoption of the Amacan Resources Corporation Stock Incentive Plan and assumption of outstanding Spire employee stock options exercisable for up to approximately 650,000 shares of Amacan Common Stock; and
          - the resignation of Amacan's current officers and directors and designation of replacement officers and directors by the current shareholders of the Spire Companies.

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     Spire and Spire Technologies Systems Division, Inc., privately held companies based in Orem, Utah, operate together as a value-added reseller of network computer systems and components, a developer and seller of certain office automation software products and a "service and value added reseller" and distributor of software developed by third parties. The Spire Companies are engaged in the development and implementation of client/server solutions for open computing environments and offer a wide range of desktop, client/server and production systems and related components, peripheral equipment, software and services used in a wide variety of applications, industries and computing environments.

     Headquartered in Salt Lake City, Utah, Amacan has been engaged as a participant with others in oil and gas exploration and development.